Exhibit 16.1

July 29, 2014

Securities and Exchange Commission

100 F Street, NW
Washington, D.C. 20549

Re:           Indo Global Exchange(s), PTE, Ltd.

We have read the statements included under Item 4.01 of Form 8-K to be filed by Indo Global Exchange(s), PTE, Ltd. on or about July 29, 2014.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Madsen & Associates CPA's, Inc.
Madsen & Associates CPA's, Inc.
Murray, UT 84107